UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 8, 2022

 (Date of Report - date of earliest event reported)

Aptose Biosciences Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	001-32001 (Commission File Number)	98-1136802 (I.R.S. Employer Identification No.)

251 Consumers Road, Suite 1105 Toronto, Ontario M2J 4R3 Canada (Address of Principal Executive Offices)		M2J 4R3 (Zip Code)

(647) 479-9828

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	APTO	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 6, 2022, Aptose Biosciences Inc. appointed Mr. Philippe Ledru as its Chief Commercial Officer. In connection with this appointment, Aptose and Mr. Ledru, age 55, entered into an employment agreement on April 6, 2022 (the “Employment Agreement”). Mr. Ledru recently served as Associate Vice President and Head of Oncology New Products at Merck & Co, where he was responsible for commercial leadership over the entire Merck oncology pipeline, over 25 assets from discovery to mid-stage clinical development, across all major solid tumors and hematological malignancies. At Merck, he also provided leadership on all licensing and M&A activities, including the Peloton Therapeutics and Arqule acquisitions in 2019. Prior, Mr. Ledru spent a 20+ year career at Novartis in the U.S. and France, most recently as Senior Director of Early Commercial Strategy focused on oncology products. There he also was part of the brand team and had early commercial development and global marketing responsibilities for several new compounds, including midostaurin. Earlier at Novartis Oncologie, he helped lead launches of several oncology products, including imatinib (Gleevec). Mr. Ledru also held oncology product management and business development positions at Zeneca Pharma France/ICI Pharma.

Mr. Ledru’s term of employment commenced on April 6, 2022, and will continue for an indefinite period until terminated pursuant to the terms of the employment agreement. During the term of his employment, Mr. Ledru will receive an annual base salary of $410,000 and will be eligible to receive an annual discretionary bonus in an amount up to 40% of his base salary, to be determined at the discretion of Aptose’s board of directors in accordance with individual, department and/or company performance criteria. In the event of Mr. Ledru’s termination of employment by Aptose without cause or by Mr. Ledru for "good reason" and subject to his execution and non-revocation of a release of claims, Mr. Ledru will be entitled to a lump sum cash payment equal to his annual base salary at the time of termination, a lump sum cash payment equal to the average of his last three annual bonus payments and payment of monthly COBRA insurance premiums for up to twelve months.

Pursuant to the Employment Agreement, Mr. Ledru will be awarded (i) a stock option grant entitling him to acquire 600,000 common shares of Aptose subject to the terms and conditions of Aptose’s 2021 Stock Incentive Plan. In addition, during and following termination of his employment, Mr. Ledru is subject to non-solicitation and non-competition covenants and a separate confidentiality agreement under the Employment Agreement.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in all respects by reference to the full text of the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference.

There is no arrangement or understanding between Mr. Ledru and any other person pursuant to which he was selected to serve as an officer of Aptose.

Mr. Ledru does not have any family relationships with any of Aptose's directors or executive officers and is not a party to any transactions listed in Item 404(a) of Regulation S-K.

Aptose also announced on April 07, 2022 that Dr. Jotin Marango, Senior Vice President, Chief Financial Officer and Chief Business Officer, is resigning to pursue another opportunity. Dr. Rice will serve as Chief Accounting Officer, and with Ms. Janet Clennett, Vice President of Finance, will assume financial responsibilities until a permanent CFO is announced. Aptose and Dr. Marango plan to enter into an advisory agreement to ensure a smooth transition from his CFO duties.

Item 8.01 Other Events.

On April 7, 2022, Aptose issued a press release relating to the announcements described in Item 5.02. The release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Employment Agreement dated June 3, 2019 between Aptose Biosciences Inc. and Philippe Ledru.

Exhibit 99.1	Press release, dated April 7, 2022

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 11, 2022

APTOSE BIOSCIENCES INC.

By:	/s/ William G. Rice
Name:	Dr. William G. Rice
Title:	President, Chief Executive Officer and Chairman of the Board of Directors